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                                                                      Exhibit 23



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to incorporation by reference in the Registration Statement of Lamonts Apparel, Inc. on Form S-8 (File No. 33-68720) of our report, which contains an explanatory paragraph concerning the substantial doubt which exists about the Company's ability to continue as a going concern, dated April 16, 1996, on our audits of the consolidated financial statements of Lamonts Apparel, Inc. as of February 3, 1996, January 28, 1995, and October 29, 1994, and for the 53 weeks ended February 3, 1996, the quarter ended January 28, 1995 and the 52 weeks ended October 29, 1994 and October 30, 1993, which report is included in this Annual Report on Form 10-K.


Coopers & Lybrand L.L.P.

Seattle, Washington
May 3, 1996